    Exhibit 99.1

INVESTORS, INVESTMENT COMMUNITY, LADIES AND GENTLEMEN, GOOD MORNING.  MY NAME IS DOUGLAS MACLELLAN, I’M VICE CHAIRMAN OF AXM PHARMA INC.  (AMERICAN STOCK EXCHANGE SYMBOL AXJ.)  I HAVE THE PRIVILEGE OF SPEAKING TODAY ON BEHALF OR OUR DIRECTORS, MANAGEMENT AND ALL EMPLOYEES.

TODAY WE ARE REPORTING DETAILS OF OUR ACHIEVEMENTS FOR OPERATING PERFORMANCE AND CORPORATE DEVELOPMENT OF AXM.

Please now let me give you the legal disclaimer.  The statements contained in this conference call include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this conference call are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

Please take a look at our 10-Q filing for details on the Company’s 3rd quarter disclosure. This call is intended to focus on the significant milestones the company has recently completed or intends to accomplish during the 4th quarter of 2004.  To be direct, we are finally making significant progress on our business in China. Let me give you some specifics on this progress.

1.

Our Licenses and Drugs Sales

AXM has received renewed approval from Liaoning FDA and the National FDA for 42 licenses that AXM holds.

Beginning July 1, 2004, all pharmaceutical companies in China were required to obtain national approval licenses to manufacture each of their pharmaceutical products. In April 2004, AXM submitted applications to renew their licenses, however while pending approval, under law, AXM was not allowed to manufacture or sell any of their drugs.  42 of AXM’s pharmaceutical products have now been approved and the commencement of sales can begin.

NO SALES DUE TO NO LICENSES IN THIRD QUARTER

AXM derived the majority of its revenue in 2003 from two key products that have now been reapproved.  Two of the products approved are Asarone and Weifukang.  Asarone, which is manufactured in tablet form, is indicated for bronchial infection and bronchial constriction  (symptoms of upper respiratory infection). Weifukang is an antiseptic cream for cleansing acne and for relieving the symptoms of eczema, psoriasis and other skin irritations, such as contact dermatitis.

In addition to the 42 licenses granted, AXM acquired the rights to Qiyao, an adjunctive therapy for Type II diabetes; Tong Yang, an anti-fatigue functional food and, Whisper Feminine Hygiene Wash. AXM intends to manufacture, market and sell these products now that its licenses are approved and upon certification of their plant. Approval of our Sunkist brand of products is expected during the first quarter of 2005.

2.

Our Factory

Construction of our new factory is almost complete. The majority of the construction and delivery of equipment has been finished.

In October AXM completed construction on several key facilities within the new factory, including the Ointment/Cream facility, which is now ready for GMP certification. This facility has undergone a test-run, standard operating procedures have been established for GMP, and technicians and department employees have undergone the necessary training.  Additionally, construction is now complete on the Solid Formulation workshop. It is anticipated that the factory will be operational and the Chinese GMP inspection group will perform their inspection  for cGMP certification late November.

The factory includes approximately 150,000 square feet of production space with laboratory and administration buildings capable of producing 30,000,000 tubes for ointment, 500,000,000 tablets and 250,000,000 capsules annually. This capacity is anticipated to allow us the expand sales to well over US$175 million, without expanding operations or retooling. This excess capacity is a significant asset when we are in discussions on various new in-licensing opportunities.

As a side note, the SFDA’s GMP standard becomes mandatory for factories to continue to operate after December 31, 2004.  It is estimated that between one third and one half of the 6,000 pharmaceutical facilities in operating in 2003 will be closed, as their facilities and manufacturing processes do not meet the new GMP standards.

3.

Whisper Sales

A task force was established in mid-September, and the Beijing Sales/Marketing team was successfully integrated with the Shenyang manufacturer on 10 October.  During this meeting, the Whisper Launch plan was set to manufacture 50,000 bottles of Whisper for a late November Launch.  The first batch was completed on 5 November, and randomized samples have been sent to two government owned, independent GLP laboratories (Liaoning Province Center of Disease Control (CDC), and the Liaoning Equipment Analysis Institute) for inspection.

The first 10,000 units will be shipped to Shenzhen, the first city for the Whisper product launch, on 20 November.  The launch date is set for 28 November.  The next launch will be in Shanghai in December, followed by Beijing early next year.  All relevant contracts with distributors have been executed for these cities.

4.

Enhanced Distribution

AXM signed a master distribution agreement with China Zuellig Xin Xing Inc. in August for the distribution of Whisper in the Beijing area.  The importance of the contract, we believe, is that it will likely result in a more substantial relationship for AXM with one of the largest pharmaceutical distributors in Asia.  To date, AXM has relied on a sole distribution arrangement with Liaoning Weikang medicine Distribution Co. Ltd., We have been actively seeking to enhance our distribution profile and we believe that we have taken an important first step with the Zuellig agreement.

We expect to sign several more agreements for distribution resources in Shenyang, Shanghai, and Guangzhou this year, and will continue to expand the territories.  The increase of distribution territories in China was interrupted earlier in the year, as we had to wait for receipt of the renewed approval from the FDA for manufacturing and sale of product.

5.

Sunkist Products

TEEING-UP SUNKIST

AXM is preparing to launch its first product with Sunkist flavorings during the first quarter of 2005.  Earlier this year AXM signed a five-year trademark license agreement with Sunkist Growers, Inc.  Under the agreement, AXM has exclusive rights to use the Sunkist trademark for its new range of vitamin and vitamin supplement products.  We are sticking with our initial assessment for the Sunkist product line and are reaffirming our forecast for an additional $200 million in revenues over the 5-year contract term.

We will be selling Gummy Bears, chewable and tablet vitamin c and multivitamin under Sunkist Brand.

AXM has acquired exclusive rights to an oral drug delivery technology from WN Pharmaceuticals Inc. The focus of the agreement with WN is on chewable tablet and lozenge technologies. The initial product mix will include a line of Orange and Tropical Fruit flavoured vitamins and nutritional supplements but we would hope to broaden the products potential by including OTC and Prescription compounds.

AXM  has also acquired the exclusive distribution rights in China to certain formulations of the Soluleaves™ oral drug delivery technology using dissolve-in-the-mouth films developed by BioProgress plc (LSE: AIM BPRG) The agreement includes the option to extend the distribution rights throughout Asia.  The products will be manufactured by the BioProgress subsidiary BioTec Films Inc. and will be distributed by AXM PHARMA under the Sunkist brand and under AXM house brands.

Finally, AXM has acquired exclusive distribution rights in China for gummy bear formulations for chewable vitamins.  These products are targeted at the large children’s market segment.  This agreement is signed with Northwest Naturals Inc.

6.

Outlook for 2005

With our biggest milestone coming to pass, we look forward to a very robust 2005. Our new plant, new innovative products and our enhanced distribution channels, are expected to begin to show solid results in December. As we move into 2005, it is expected that as we get a feel for our sales growth prospects and will provide the markets with our guidance goals and objectives.

Thanks again for attending this call and we appreciate you support.